Exhibit 99

CyberOptics Reports Full-Year 2004 and Fourth Quarter Sales and Earnings

Minneapolis, MN—February 15, 2005—CyberOptics Corporation (Nasdaq: CYBE) today reported consolidated revenues of $58,037,000 for 2004, an increase of 63% from $35,636,000 in 2003. Net income totaled $10,626,000 or $1.18 per diluted share, a significant improvement from the net loss of $2,637,000 or $0.32 per share in 2003.

For the fourth quarter of 2004 ended December 31, consolidated revenues came to $11,228,000, virtually unchanged from $11,189,000 in the year-earlier period and down from $19,385,000 in this year’s third quarter. Net income came to $794,000 or $0.09 per diluted share, compared to $896,000 or $0.11 per diluted share in the fourth quarter of 2003 and $3,624,000 or $0.40 per diluted share in this year’s third quarter.

CyberOptics’ U.S.-based results in 2003 did not include an income tax provision—either a benefit on losses or tax expense on earnings—due to the establishment of a valuation allowance on deferred tax assets in 2002. The level of income earned in 2004 resulted in the Company utilizing available tax loss carryforwards and paying income taxes for the year. Since CyberOptics has continued to maintain a valuation allowance on deferred tax assets, these taxes resulted in a tax provision at an effective rate of 16% for the year. CyberOptics will continue to assess carrying or eliminating a full valuation allowance on deferred tax assets on a quarterly basis during 2005. If reversed, CyberOptics would record a significant non-cash gain.

Kathleen P. Iverson, president and chief executive officer, commented, “The past year was an excellent period for CyberOptics as new and upgraded products developed during the deep industry recession from 2001 through much of 2003 enabled us to participate fully in the upturn of the global electronics market. Our strong full-year earnings also benefited our expanded Asian distribution channel and the streamlined cost structure that we have implemented in recent years, which has made CyberOptics a more efficient, focused and profitable organization. As a result of these factors, we generated more than $15 million of cash during 2005.”

Iverson continued, “As previously reported, orders for our SMT and semiconductor products slowed significantly during the third quarter, which resulted in our lower fourth quarter operating results in comparison to our strong third quarter levels. However, despite the sharp drop in sales, CyberOptics remained profitable, reflecting the positive impact of our reduced cost structure. In addition, order rates stabilized in the fourth quarter and have improved slightly thus far in 2005. For these reasons, we are currently forecasting revenues for the first quarter of 2005 of $11.0 to $12.0 million and earnings of $0.05 to $0.10 per diluted share, which includes an effective tax rate of approximately 25%.”

Steven K. Case, Ph.D., chairman and founder, said, “Regarding new product development, we are very encouraged by our agreement with DEK International GmbH to develop fiducial/ inspection cameras for DEK’s industry-leading line of SMT solder paste screen printers. Mounted inside the screen printer, our sensors will ensure that bare circuit boards are registered and aligned properly before the application of solder paste, as well as provide DEK with an upgraded capability for solder paste and stencil inspection. Initial revenues from this product are anticipated in the second quarter of 2005, which will make DEK our newest OEM customer. We believe our relationship with DEK, the leading provider of screen printers to the global electronic assembly market, may also lead to the development of additional solder paste inspection technologies. This agreement also represents another step forward for our strategy of embedding sensing technology inside SMT production equipment. As another part of this strategy, Universal Instruments Corporation is integrating our Embedded Process Verification (EPV™) inspection technology into its new-generation robotic assembly equipment. Sales of the first EPV-equipped Universal platforms are anticipated in late 2005. In addition, a new EPV sensor for retrofitting the existing pick-and-place installations of another OEM is scheduled for introduction in mid-2005. We are aggressively pursuing additional customers for our EPV technology.”

Case added, “During this year’s first quarter, we also anticipate the initial sales of our new WaferSense™ auto leveling sensor, a wireless, wafer-like device that enables quick and accurate leveling of semiconductor wafer processing and automation equipment. WaferSense significantly reduces the amount of time required for making leveling and coplanarity adjustments, resulting in increased up-time, production through-put and process yield.”

Financial Review

•	Sales of SMT component placement sensors to OEMs of robotic pick-and-place equipment in the fourth quarter were virtually unchanged from the year-earlier period but declined 41% from this year’s third quarter level. For the year, sensor sales rose 94%.

•	Fourth quarter sales of SMT inspection systems rose 2% from the fourth quarter of 2003 but were down 47% from this year’s third quarter. Inspection system sales rose 41% for full-year 2004.

•	Sales of semiconductor products in the fourth quarter, including wafer-mapping sensors for OEMs of wafer-handling equipment and frame grabber products, declined by 6% in comparison to last year’s fourth quarter and by 24% from the third quarter level. For the full year, sales of semiconductor products were up 26%.

•	CyberOptics ended the fourth quarter of 2004 with cash and investments of $40,284,000, up from $37,509,000 at the end of this year’s third quarter and $24,822,000 at year-end 2003. The cash generated during 2005 will strategically benefit CyberOptics and its shareholders as it is used to generate growth in revenues and earnings going forward.

About CyberOptics
Founded in 1984, CyberOptics is a recognized leader in process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Headquartered in Minneapolis, Minnesota, CyberOptics also has operations in Portland, Oregon, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the timing and commercial success of new product introductions, including the new EPV initiative; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; and other factors set forth in the Company’s filings with the Securities and Exchange Commission

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For additional information, contact:
Scott Larson, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
800/522-1744

Fourth Quarter Conference Call and Replay

CyberOptics will review its fourth quarter operating results in a conference call at 4:30 pm Eastern today. Investors can listen to this conference call at www.cyberoptics.com (Investor Information). Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call will be available through February 22 by dialing 303-590-3000 and providing the 11024005 confirmation code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)

	Three Months Ended Dec. 31,		Year Ended December 31,
	2004	2003	2004	2003

Revenue	$11,228	$11,189	$58,037	$35,636
Cost of revenue	4,954	4,803	23,910	17,109

Gross margin	6,274	6,386	34,127	18,527
Research and development expenses	1,904	1,860	7,623	7,183
Selling, general and administrative expenses	3,351	3,002	13,102	11,809
Restructuring and severance costs	—	609	169	1,242
Gain from technology transfer and license	—	—	—	(645)
Amortization of intangibles	220	278	908	1,752

Income (loss) from operations	799	637	12,325	(2,814)
Interest income and other	97	271	343	391

Income (loss) before income taxes	896	908	12,668	(2,423)
Provision for income taxes	102	12	2,042	214

Net income (loss)	$794	$896	$10,626	$(2,637)

Net income (loss) per share – Basic	$0.09	$0.11	$1.23	$(0.32)
Net income (loss) per share – Diluted	$0.09	$0.11	$1.18	$(0.32)

Weighted average shares outstanding – Basic	8,821	8,286	8,629	8,223
Weighted average shares outstanding – Diluted	9,003	8,412	9,003	8,223

Condensed Consolidated Balance Sheets

			Dec. 31, 2004 (Unaudited)	Dec. 31, 2003

Assets
Cash and cash equivalents			$25,416	$11,354
Marketable securities			5,537	9,066
Accounts receivable, net			7,424	7,773
Inventories			7,178	4,522
Income tax receivable			—	—
Other current assets			511	422

Total current assets			46,066	33,137

Marketable securities			9,331	4,402
Intangible and other assets, net			8,706	9,054
Fixed assets, net			993	1,333

Total assets			$65,096	$47,926

Liabilities and Stockholders’ Equity
Accounts payable			$1,543	$3,101
Accrued expenses			5,602	3,073

Total current liabilities			7,145	6,174

Total stockholders’ equity			57,951	41,752

Total liabilities and stockholders’ equity			$65,096	$47,926

Backlog Schedule:

1st Quarter 2005			$3,553
2nd Quarter 2005 and thereafter			136

Total backlog			$3,689